AMENDMENT NO. 1

TO THE

SUBADVISORY AGREEMENT

This AMENDMENT NO. 1 TO THE SUBADVISORY AGREEMENT (“Amendment”) is effective as of November 1, 2022, by and between SUNAMERICA ASSET MANAGEMENT, LLC, a Delaware limited liability company (the “Adviser”), and ALLIANCEBERNSTEIN L.P., a Delaware limited partnership (the “Subadviser”).

WITNESSETH:

WHEREAS, the Adviser and SunAmerica Series Trust, a Massachusetts business trust (the “Trust”), have entered into an Investment Advisory and Management Agreement dated as of January 1, 1999, as amended from time to time, pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust, and pursuant to which the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement; and

WHEREAS, the Adviser and the Subadviser are parties to a Subadvisory Agreement dated November 13, 2019 (the “Subadvisory Agreement”), pursuant to which the Subadviser furnishes investment advisory services to the series of the Trust, as listed on Schedule A of the Subadvisory Agreement; and

WHEREAS, the parties wish to amend and restate Schedule A to the Subadvisory Agreement as attached hereto.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.     Schedule A Amendment. Schedule A to the Subadvisory Agreement is hereby amended and restated as attached hereto.

2.     Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Amendment. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or www.echosign.com, or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

3.     Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Subadvisory Agreement shall remain unchanged and shall continue to be in full force and effect.

4.     Miscellaneous. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Subadvisory Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Amendment to the Subadvisory Agreement as of the date first above written.

SUNAMERICA ASSET MANAGEMENT, LLC

By: /s/ JOHN T. GENOY
Name: John T. Genoy
Title: President

ALLIANCEBERNSTEIN L.P.

By: /s/ MATTHEW WHITE
Name: Matthew White
Title: Vice President, Counsel & Assistant Secretary

SCHEDULE A

Effective November 1, 2022

Portfolio(s)	Annual Rate (as a percentage of the average daily net assets the Subadviser manages in the Portfolio)

SA AB Growth Portfolio	0.35% on the first $50 million 0.30% on the next $100 million 0.25% on the next $500 million 0.20% above $650 million

SA AB Small & Mid Cap Value Portfolio	0.50% on first $250 million 0.45% over $250 million

SA VCP Dynamic Allocation Portfolio[1]	0.048% on the first $2.5 billion 0.042% on the next $5 billion 0.038% on the next $5 billion 0.030% over $12.5 billion

SA VCP Dynamic Strategy Portfolio[1]	0.048% on the first $2.5 billion 0.042% on the next $5 billion 0.038% on the next $5 billion 0.030% over $12.5 billion

[1]

The average daily net assets for the purpose of calculating the subadvisory fee will be determined on the basis of the combined assets of the SA VCP Dynamic Allocation Portfolio and the SA VCP Dynamic Strategy Portfolio, series of the Trust, and the Dynamic Allocation Fund, a series of VALIC Company I. Assets are combined only while the Subadviser is managing all of the SA VCP Dynamic Allocation Portfolio, the SA VCP Dynamic Strategy Portfolio and the Dynamic Allocation Fund. Otherwise, rates presented above are applied as an annual percentage of the average daily net assets of the applicable Portfolio.